Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Argos Therapeutics, Inc. of our report dated April 2, 2018 relating to the financial statements and financial statement schedule, which appears in Argos Therapeutics, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina
May 15, 2018